As filed with the Securities and Exchange Commission on November 22, 2006
                                                             File No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           MOTORSPORTS EMPORIUM, INC.
             (Exact name of registrant as specified in its charter)

        NEVADA                                            20-1217659
(State of Incorporation)                    (I.R.S. Employer Identification No.)

             16055 N. Dial Blvd., Suite 5, Scottsdale, Arizona 85260
               (Address of Principal Executive Offices) (Zip Code)


       Motorsports Emporium, Inc. 2006 Employee Stock Incentive Plan No.2
                            (Full title of the plan)

                                David W. Keaveney
                                President and CEO
                          16055 N. Dial Blvd., Suite 5
                            Scottsdale, Arizona 85260
                     (Name and address of agent for service)
                                 (480) 596-4002
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                               David E. Wise, Esq.
                            8794 Rolling Acres Trail
                          Fair Oaks Ranch, Texas 78015
                                 (830) 981-8165

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                          Proposed
                                                           maximum        Proposed
                                                          offering        maximum            Amount of
    Title of each class of          Amount to be          price per       aggregate        registration
 securities to be registered         registered            unit (1)     offering price          fee
--------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value      650,000 Shares (1)       $.14         $91,000.00            $9.74
--------------------------------------------------------------------------------------------------------
Total                              650,000 Shares           $.14         $91,000.00            $9.74
========================================================================================================

(1) Pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as quoted on Nasdaq's OTC Bulletin Board at the close of trading on November 20, 2006.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be provided to employees as specified under Rule 428 of the Securities Act of 1933, as amended ("Securities Act"). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION.

     Not applicable.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not applicable.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Motorsports Emporium, Inc. ("Company" or "Motorsports Emporium") with the Commission under the Securities Exchange Act of 1934, as amended ("Exchange Act") are hereby incorporated by reference in this Registration Statement:

     * The Registrant's Annual Report on Form 10-KSB, for the year ended December 31, 2005 and filed with the Commission on March 16, 2006.

     * The Quarterly Report for the period ended March 31, 2006 and filed with the Commission on May 10, 2006.

     * The Current Report on Form 8-K dated April 5, 2006 and filed with the Commission on April 11, 2006.

     * The Quarterly Report for the period ended June 30, 2006 and filed with the Commission on August 14, 2006.

     * The Current Report on Form 8-K dated August 21, 2006 and filed with the Commission on August 24, 2006.

     * The Current Report on Form 8-K dated September 13, 2006 and filed with the Commission on September 14, 2006.

     * The Definitive Schedule 14C Information Statement filed with the Commission on October 2, 2006.

     * The Quarterly Report for the period ended September 30, 2006 and filed with the Commission on November 14, 2006.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     The Company is authorized to issue 500,000,000 shares of common stock and 25,000,000 shares of preferred stock.

COMMON STOCK

     As of the date of this Form S-8, a total of 500,000,000 shares of $0.001 par value common stock have been authorized. There are 2,217,890 shares of common stock issued and outstanding.

     Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders of the Company. Except as may be required by law, holders of shares of common stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes or capital stock. There is no right to cumulate votes for the election of directors. A majority of the issued and outstanding common stock constitutes a quorum at any meeting of shareholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or an amendment to the Articles of Incorporation.

     Holders of shares of common stock are entitled to receive dividends if, and when, declared by the Board of Directors out of funds legally available therefore, after payment of dividends required to be paid on outstanding shares of preferred stock. Upon liquidation of the Company, holders of shares of common stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of preferred stock. Holders of shares of common stock have no conversion, redemption or preemptive rights. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. The outstanding shares of common stock are fully paid and nonassessable. The shares of common stock issued upon conversion of preferred stock or preferred stock dividends and payment therefor, will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     In accordance with the Company's Articles of Incorporation ("Articles"), the Board of Directors may designate the relative rights and preferences of the Company's preferred stock, when and if issued. Such rights include preferences as to conversion rights and voting rights, of which may be dilutive of the interest of the holders of the common stock. The issuance of the preferred stock may have an adverse effect on the rights of the holders of common stock.

     As of the date of this Form S-8, a total of 25,000,000 shares of preferred stock have been authorized, out of which 100,000 shares have been designated "Series A Preferred Stock," par value $250.00 per share, 3,000,000 shares have been designated "Series B Preferred Stock," par value $0.05 per share, and 3,000,000 shares have been designated "Series C Preferred Stock," $0.001 par value. There are 96 shares of Series A Preferred Stock issued and outstanding, no shares of Series B Preferred Stock issued and outstanding and 200,000 shares of Series C Preferred Stock issued and outstanding.

VOTING RIGHTS

     Series A Preferred Stock Voting Rights. The holders of the Series A Preferred Stock are entitled to 200 votes per share on all matters submitted to shareholders.

     Series B Preferred Stock Voting Rights. Each share of the Series B Preferred Stock shall be entitled to one vote for each share of the common stock into which the Series B Preferred Stock is convertible as of the record date for such vote or, if no record date is specified, as of the date of such vote. The record date or, if no record date is specified, the date of such vote shall be the date used for the determination of the number of shares of the common stock into which the Series B Preferred Stock is convertible for the purposes of such vote. Series B Preferred Shareholders are additionally entitled to vote, separately as a single class, at a meeting of the holders of the Series B Preferred Stock on the following matters: (i) the creation, authorization, or issuance of any class or series of shares ranking on a parity with or senior to he Series B Preferred Stock with respect to dividends or upon the liquidation, dissolution, or winding up of the Company, and (ii) any agreement or other corporate action which would adversely affect the powers, rights, or preferences of the holders of the Series B Preferred Stock. A majority of the shares of the Series B Preferred Stock, represented in person or by proxy, shall constitute a quorum, wherein action may be taken at any meeting of the Series B Preferred Stock holders.

     Series C Preferred Stock Voting Rights. Each share of Series C Preferred Stock shall be entitled to 3,000 votes.

DIVIDENDS

     Series A Preferred Stock holders, along with holders of common stock, are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor, only after full cumulative dividends have been declared and paid to the Series B Preferred Stock holders at a rate of ten percent (10%) per annum on the adjusted face value per share of all outstanding Series B Preferred Stock, payable in cash unless any holder of Series B Preferred Stock elects to have dividends paid in shares of Series B Preferred Stock. The Series B Preferred Stock shall bear a new dividend rate of fifteen percent (15%) per annum on the adjusted face value if the Company does not at such future date have available sufficient shares of the common stock necessary to fulfill the conversion requests of Series B Preferred Stock holders.

CONVERSION

     Series A Preferred Stock holders are entitled at any time to convert any or all shares of such holder's Series A Preferred Stock, on a 200-for-1 per share basis, into shares of common stock, with fractional shares rounded up to the next whole share. Series B Preferred Stock holders are entitled at any time to convert any or all shares of such holder's Series B Preferred Stock into shares of common stock at a rate equal to the adjusted face value plus the amount of any accrued but unpaid dividends thereon, divided by $0.0005, with fractional shares of common stock payable in fair market cash value only. In the event of any capital reorganization or reclassification of the capital stock of the Company entitling common stock holders to receive stock, securities or assets with respect to or in exchange for common stock, Series B Preferred Stock holders shall have the right to receive such stock, securities or assets as may be issued or payable in exchange for a number of outstanding shares of common stock equal to the number of shares of the common stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place.

OTHER PROVISIONS

     Except as otherwise required by the Nevada Revised Statutes, the holders of preferred stock will have the same rights as the holders of common stock. The shares of preferred stock, when issued as described herein, will be duly and validly issued, fully paid and nonassessable. Shares of Series A Preferred Stock that are converted into shares of common stock shall continue to be authorized shares of Series A Preferred Stock and available for reissue by the Company. Shares of Series B Preferred Stock that are converted into shares of Common Stock shall not be reissued.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     David E. Wise, Attorney at Law, has given an opinion on the validity of the securities being registered hereunder. Mr. Wise is eligible to receive shares of the Company's common stock pursuant to this Form S-8 Registration Statement, but not on a contingency basis.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act. The Nevada Revised Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

     The Nevada Revised Statutes, stated herein, provide further for permissive indemnification of officers and directors.

A. NRS 78.7502. Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

B.  NRS  78.751.  Authorization  required  for  discretionary   indemnification;
advancement of expenses; limitation on indemnification and advancement of expenses.

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a) By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The  indemnification  and  advancement  of  expenses  authorized  in NRS
78.7502 or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

C. NRS 78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents.

     (1). A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     (2). The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

          (a) The creation of a trust fund.

          (b) The establishment of a program of self-insurance.

          (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

          (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4. In the absence of fraud:

          (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

          (b) The insurance or other financial arrangement:

               (1) Is not void or voidable; and

               (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

     It is the position of the Securities and Exchange Commission ("Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See paragraph
C. of Item 9 below.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

     4.1    Motorsports Emporium, Inc. 2006 Employee Stock Incentive Plan No.2.
     5.1    Opinion of David E. Wise, Esq.
     23.1   Consent of HJ & Associates, LLC.
     23.2   Consent of David E. Wise, Esq. (included in Exhibit 5.1).

ITEM 9. UNDERTAKINGS.

     1. The undersigned registrant hereby undertakes:(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and(iii) to include any material information with
respect  to  the  plan  of  distribution   not  previously   disclosed  in  this
Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses(1)(i) and(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference to this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Company hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's Form S-8 pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on the date written below.

                            MOTORSPORTS EMPORIUM, INC.
                              A Nevada Corporation


Dated: November 22, 2006    By: /s/ David Keaveney
                               -------------------------------------------------
                               David W. Keaveney
                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Dated: November 22, 2006         /s/ David Keaveney
                                 -----------------------------------------------
                            By:  David Keaveney
                            Its: President, Chief Executive Officer,
                                 Treasurer and Director
                                 (Principal Executive Officer,
                                 Principal Financial Officer
                                 and Principal Accounting Officer)


Dated: November 22, 2006         /s/ Rhonda Keaveney
                                 -----------------------------------------------
                            By:  Rhonda Keaveney
                            Its: Chief Operating Officer, Secretary and Director

                                  EXHIBIT INDEX


 EXHIBIT                                DESCRIPTION
 -------                                -----------

  4.1      Motorsports Emporium, Inc. 2006 Employee Stock Incentive Plan No.2.

  5.1      Opinion of David E. Wise, Esq.

  23.1     Consent of HJ & Associates, LLC

  23.2     Consent of David E. Wise, Esq. (included in Exhibit 5.1).